UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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TEGNA INC.
(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
MICHAEL PERRONE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).
On February 20, 2020, Standard General issued the following press release and delivered an open letter, as set forth below, to the shareholders of the Company:

STANDARD GENERAL RELEASES NEW LETTER TO TEGNA SHAREHOLDERS
Standard General’s four diverse, independent and highly qualified nominees for TEGNA’s Board are committed to helping TEGNA create value for all shareholders
Company spent more than $6 million in Q4 2019 alone to defend its entrenched Board
Market reaction to TEGNA’s comments on continuing value-destroying M&A strategy underscores the urgent need for change
NEW YORK, Feb. 20, 2020 – Standard General L.P., one of the largest shareholders of TEGNA, Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), with an ownership interest of approximately 9.7% of the Company’s outstanding shares, has issued the following letter to TEGNA’s shareholders:

A LETTER TO THE SHAREHOLDERS OF TEGNA, INC.

February 20, 2020
Dear Fellow Shareholders,

Standard General and its four diverse, independent and highly qualified nominees for TEGNA’s Board are committed to creating value for all TEGNA shareholders. We believe TEGNA should be the premier local TV broadcasting company, and that fundamental changes in TEGNA’s strategy, business operations and governance are critical to transform TEGNA from a perennial underachiever to a top tier operator.

Since Standard General invested in TEGNA in 2019, TEGNA has campaigned energetically - and wastefully - in defense of a long-term track record of underperformance. Instead of moving with urgency to explore all avenues to maximize value for all shareholders, the incumbent TEGNA Board and management team spent in excess of $6 million of shareholders’ money in Q4 2019 alone—and are poised to spend millions more in 2020—to defend the status quo and entrench a Board that does not include a single independent director with direct experience in local affiliate TV broadcasting, and that has presided over a massive destruction of shareholder value. Shareholders deserve a detailed accounting of exactly how this money is being spent.

Replacing four of TEGNA’s 12 current directors with our diverse, independent and highly qualified nominees is the way to advance change that is urgently needed and that benefits all shareholders. Standard General has carefully constructed a slate that brings C-suite and Directorship experience in publicly-traded local affiliate broadcasting companies. Standard General is fully aligned with shareholders as one of the largest holders of TEGNA stock, owning 20 times as many shares as the Board and management combined.

As you are aware, TEGNA reported fourth quarter and 2019 full year results last week. Despite announcing earnings that were largely in line with its pre-announcement more than six weeks ago, TEGNA’s stock dropped precipitously—on a day when the market and TEGNA’s peers were both up. On its earnings call, TEGNA management said it was “aggressively” refocusing on M&A opportunities. This is a troubling U-turn from management’s recent comments that it would pause M&A activities after almost $2 billion of purchases over the past two years. After a multi-year acquisition binge that to date has generated no meaningful increase in shareholder value, TEGNA’s Board and management remain oblivious to the Company’s moribund share price. The markets have spoken. TEGNA’s Board and management have not been listening.

We would expect TEGNA’s Board not to authorize any further M&A activity until after the upcoming Annual Meeting, when shareholders will have had the opportunity to elect new directors with local television broadcasting experience who will then be part of the process of evaluating potential M&A transactions.

Since investors became aware of Apollo’s interest in acquiring TEGNA, its Board has proceeded to authorize the issuance of $2.1 billion of debt with onerous “no-call” features that have the effect of making a future TEGNA strategic transaction significantly more expensive for TEGNA shareholders.  We would expect that no further debt issuances of this type be made until after shareholders have a chance to elect experienced directors at the 2020 Annual Meeting.

In recent weeks, TEGNA’s Nominating and Governance Committee (which does not include a single individual with operational expertise in local TV broadcasting) purported to interview two of Standard General’s nominees. In the course of two short interviews, TEGNA’s directors did not ask a single question about either shareholder value creation or shareholder engagement.  Indeed, in those interviews, the TEGNA directors appeared to have little understanding of -- or interest in -- a Board’s role in creating shareholder value and directly engaging with investors.   What does that say about TEGNA’s “relentless focus on creating value for all TEGNA shareholders”?1

In fact, following last week’s precipitous stock drop, TEGNA reached out to Standard General to explore a settlement -- with the pre-condition for discussions that TEGNA would not add Soo Kim of Standard General to its Board. That settlement overture mirrored one made by TEGNA before we nominated our slate, and we rejected it summarily.

The upcoming annual meeting provides shareholders the opportunity to bring new and independent perspectives to this Board. Our nominees are committed to making a difference, and to bringing fundamental change after a lost decade of strategic missteps and underperformance.

Join us in demanding real change by voting for Standard General’s highly qualified nominees.

Best Regards,
Soohyung Kim
Founding Partner
Standard General L.P.

1 Quote from Howard Elias, TEGNA’s Chairman, in TEGNA’s January 19, 2020 press release.

About Standard General L.P.
Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. For more information, please visit http://www.standardgenerallp.com/.

Investor Contacts
Okapi Partners, Bruce Goldfarb / Jason Alexander / Pat McHugh
info@okapipartners.com (212) 297-0720

Media Contacts
media@standgen.com

FORWARD-LOOKING STATEMENTS
All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Standard General L.P., together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB/JASON ALEXANDER/PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM
The participants in the proxy solicitation are anticipated to be Standard General L.P., Standard General Master Fund L.P., Soohyung Kim, Stephen Usher, David Glazek, Michael Perrone, Colleen B. Brown, Ellen McClain Haime and Deborah McDermott.
As of the date hereof, Standard General L.P. beneficially owns 21,124,315 shares of Common Stock, $1.00 par value per share of the Company (the “Common Stock”) in its capacity as the investment manager to various private investment vehicles, including Standard General Master Fund L.P., which is the record owner of 100 shares; Soohyung Kim may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by Standard General L.P. As of the date hereof, Ms. Brown, Ms. Haime, Ms. McDermott, Mr. Usher, Mr. Glazek and Mr. Perrone do not beneficially own any shares of Common Stock.